EXHIBIT 99

CONTACT:                          Thor Erickson – Investor Relations
(770) 989-3110

Laura Brightwell – Media Relations
(770) 989-3023

FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES INC. UPDATES 2009 OUTLOOK,
ANNOUNCES SHARE REPURCHASE, PROVIDES 2010 GUIDANCE

•	Full-year 2009 comparable diluted EPS now expected to be in a range of $1.56 to $1.59.

•	Share repurchase expected to total approximately $600 million by year-end 2010.

•	2010 performance expected to generate high single-digit comparable, currency neutral diluted earnings per share growth.

•	Free cash flow expected to remain strong and enhance the company’s ability to return cash to shareowners.

ATLANTA, December 17, 2009 – Coca-Cola Enterprises (NYSE: CCE) today announced 2010 financial guidance that includes high single-digit earnings per diluted share growth and continued strong free cash flow. In addition, the company will resume its existing share repurchase programs and expects to complete the purchase of shares totaling $600 million by the end of 2010.

The company also increased its full-year 2009 guidance for comparable, diluted earnings per share to a range of $1.56 to $1.59.

“Our strong 2009 results and positive growth outlook for 2010 reflect the benefits of our work to maximize brand value, to enhance the system effectiveness and efficiency, and to provide customers with the highest levels of service,” said John F. Brock, chairman and chief executive officer.  “Despite the impact of a difficult economic environment, we have made tremendous progress in 2009, delivering profit growth exceeding our long-term objectives.

“As a result of this progress, and our focus on strengthening our balance sheet, we are now able to begin substantially increasing returns to our shareowners,” Mr. Brock said. “Driving shareowner value remains our most important objective, and long-term success will demand even greater diligence in strengthening every level of our company.”

2009 OUTLOOK

For full-year 2009, comparable earnings per diluted share is expected in a range of $1.56 to $1.59, including negative foreign currency impact of 14 to 15 cents and excluding items affecting comparability. Excluding the impact of currency, revenue will increase in a low to mid single-digit range and after including the impact of currency will decline slightly on a reported basis.

For 2009, free cash flow is expected to be approximately $850 million, net of an expected additional pension contribution of approximately $150 million in the fourth quarter 2009. Capital expenditures will total approximately $900 million. The effective tax rate for 2009 is expected to be approximately 25 percent.

SHARE REPURCHASE

CCE said that continued strong free cash flow, an improved long-term operating outlook and a strengthened balance sheet will allow a rebalance in the use of free cash flow from debt reduction to increasing returns of cash to shareowners. The company said its share repurchase plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities. CCE plans to begin repurchasing its shares during the first quarter of 2010 under previously authorized share repurchase programs. Repurchased shares will be added to treasury stock and made available for general corporate purposes, including acquisition financing and the funding of various employee benefit and compensation plans.

In addition to the share repurchase program, the company will seek consistent annual dividend increases. CCE has doubled its dividend per share since 2006 and is currently paying an annualized dividend of 32 cents per share, a 14 percent increase over prior year.

2010 OUTLOOK

For 2010, the company expects operating income will increase in a mid to high single-digit range, driven by mid single-digit growth in both Europe and North America. Revenue should increase at a low single-digit rate, driven by mid single-digit growth in Europe and slight growth in North America.

Comparable earnings per diluted share will increase at a high single-digit rate, excluding currency. Though it is too early to accurately evaluate 2010 currency impact, at current rates, currency would add approximately 4 cents of EPS favorability.

The company also expects strong free cash flow of approximately $800 million, and capital expenditures of approximately $1 billion.  Interest expense is expected to decline modestly, and the effective tax rate for 2010 is expected to be approximately 26 percent.  Guidance excludes items affecting comparability and is currency-neutral.

“In North America, we will face continued marketplace challenges related to general macroeconomic conditions,” said Mr. Brock. “However, we remain closely aligned with The Coca-Cola Company in addressing North America’s marketplace challenges and will continue with an incidence pricing model through 2010. Long-term, we are united in our approach and remain optimistic about the opportunity to return North America to balanced top-line growth.

“In Europe, strong operating and brand plans, including a consistent focus on our Red, Black, and Silver initiative, the World Cup, energy expansion, and growth in stills, will drive continued growth in 2010,” said Mr. Brock. “Europe has achieved remarkable results throughout 2009, and we will build on those results and seize new growth opportunities.”

CONFERENCE CALL

Mr. Brock and Bill Douglas, executive vice president and chief financial officer, will host a conference call with investors and analysts to discuss the company’s 2009 and 2010 outlook today at 11 a.m. ET.  The call can be accessed through the company Web site at www.cokecce.com.

Coca-Cola Enterprises Inc. is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. CCE sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.  For more information about our company, please visit our website at www.cokecce.com.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent SEC filings.
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